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                                                                    Exhibit 10.5

                           Data Critical Corporation
                     19820 North Creek Parkway, Suite 100
                              Bothell, WA  98011


                                 June 21, 2001

Paul Nicholson
12524 Knox
Overland Park, KS

Dear Paul:

     It is my pleasure to offer you the following terms and conditions in consideration of your continued service as an employee of Data Critical Corporation (the "Company"). References to "you" and "Executive" mean Paul Nicholson.

     1. Position. Executive's position shall be Vice President, Sales and Marketing.

     2. Compensation and Benefits. Your compensation shall consist of the following:

          . A monthly salary of $10,537.50 (equating to $126,450 per year), subject to customary withholding and adjustment as determined by the Compensation Committee of Data Critical's Board of Directors

          . As part of the Company's acquisition of VitalCom, you will be entitled to payment of a one time cash bonus in the amount of $50,000 (subject to customary withholding) upon (and solely upon) the earliest to occur of any of the following: (a) completion of the consolidation and move of the Company's corporate operations to Tustin, California,
          (b) a decision by the Company to halt or substantially suspend the foregoing consolidation and move, or (c) the termination without cause of your employment by the Company prior to the occurrence of either of the events described in the foregoing clauses (a) and (b) as a result of a Change of Control. The term "Change of Control" shall mean (i) a merger, consolidation, amalgamation or other similar transaction with an Acquiror whereby the direct or indirect shareholders of the Company immediately before such transaction cease to own at least a majority of the outstanding capital stock of the Company entitled to vote for the directors of such person or entity, or (ii) a sale of all or substantially all of the assets of the Company to an Acquiror. An "Acquiror" shall mean any person or entity and its Affiliates other than the Company that is the successor entity in respect of a Change of Control.

          . You will be entitled to an annual performance-based bonus based on achievement of personal and Company objectives determined by the Company in its sole discretion.

     You will continue to be eligible to participate in our employee benefits program. The
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Company currently pays all premiums for its employees and their dependents'
medical, dental, vision, prescription drug card coverage and employee assistance program through group plans. In addition, the Company pays for basic life, accidental death and dismemberment and long-term disability insurance for its employees. Pursuant to our current plan, you will continue to be eligible for these group benefits. All group insurance benefits, including the foregoing, are subject to change or elimination at any time in the sole discretion of the Company.

     The Company offers a 401(k) plan to all eligible employees. This is an employee-contribution-only plan provided as a retirement vehicle and as means of deferring federal income taxes. You may continue making contributions through payroll deduction.

     3.   Term of Agreement; At-Will Employment.

          (a) This letter agreement shall commence on the date a countersigned copy of this letter is received by the Company and shall be in effect for a period of one year, subject to earlier termination as set forth below (the "Original Term").

          (b) The Company and Executive acknowledge that Executive's employment is and shall continue to be at-will, as defined under applicable law, and that Executive's employment with the Company may be terminated by either party at any time for any or no reason, subject to the terms of this letter agreement. If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this letter agreement or as otherwise required by law. Any payments, benefits, damages, awards, or other compensation provided for hereunder upon any termination hereof shall be inclusive of (and not additive to) any such amounts required pursuant to any applicable law. The rights and duties created by this Section 3 may not be modified in any way except by a written agreement executed by or on behalf of the Board of Directors of the Company.

     4. Severance. In the event that, at any time during the Original Term of this letter agreement,

          (a) the Company terminates your employment at any point in time without cause, or

          (b) as a requirement of your continued employment with the Company, the Company requires you to permanently relocate and, rather than relocate, you elect to voluntarily terminate your employment with the Company, then in either such case the Company will pay you $11,708 per month (subject to customary withholding) for a period of six months after such termination in accordance with the Company's standard payroll procedures. At a minimum, the Executive will continue to receive the current level of health benefits over the six-month severance period. For purposes of this letter, "cause" shall mean, the commission of an act of fraud or dishonesty in the course of your employment with the Company; conviction of a crime constituting a felony or in respect of any act of fraud, dishonesty or moral turpitude; failure to perform the duties assigned to you material to the business conduct of the Company under circumstances in which you knew or should have reasonably known that such failure would be detrimental to the Company, unless you remedy such failure not later than 30 days following delivery to you of a written notice from the Company describing such failure in reasonable detail.

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     5.   Noncompetition Covenant.  Executive hereby agrees that he shall not, during the Original Term of this letter of agreement or for a period of six months after termination of his employment with the Company and/or any of its affiliates for any reason, whichever shall occur first, do any of the following without the prior written consent of the Board of Directors of the Company (for purposes of this Section, the term "Company" shall mean the Company and each of its subsidiaries):

          (a) Compete. Carry on any business or activity (whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee, advisor or consultant) for any company or other enterprise carrying on or proposing to carry on any business or having any product line related to the business of the Company, including, without limitation, wireless devices, products, hardware or software for the healthcare industry, remote monitoring of, or transmission of, ECGs or other patient medical information, any pacemaker software or hardware products or technology, cardiology-related software, physician charting products, electronic charge capture or any current or currently planned (at the time of Executive's termination) products or businesses by the Company, or that are otherwise competitive with the business conducted by or planned to be conducted by the Company, nor engage in any other activities that conflict with Executive's obligations to the Company (any such company or enterprise, being a "Competitor").

          (b) Solicit Business. Solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of the Company's products and/or services to any Competitor.

          (c) No-Hire. Solicit or influence or attempt to influence, directly or indirectly, any person employed by the Company or any of its affiliates to terminate or otherwise cease his employment with the Company or hire any such person within six months after such person's leaving the Company's employ.

          (d) Equitable Remedies. Executive acknowledges and agrees that Executive's breach of this letter agreement will cause irreparable injury to the Company for which money damages and other remedies at law would be inadequate, and as such that the Company and/or its affiliates, in addition to any other remedies provided by law, shall be entitled to equitable remedies, including, without limitation, specific performance and/or temporary or permanent injunctive relief.

          (e) Scope. Executive acknowledges and agrees that the Company has relied and is relying on the covenants contained herein in their decision to enter into this letter agreement and that in light of such reliance the covenants contained herein are fair and reasonable.

     6. Effect on other Agreements. Executive acknowledges and agrees that all other agreements executed by Executive with or on behalf of the Company, including without limitation, any confidentiality agreement and any assignment of inventions agreement, shall remain in full force and effect without modification; provided, however that in the event (and solely to the extent) the terms of this letter agreement and any other such agreement conflict, the terms of this letter agreement shall be deemed to govern.
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     7.   Miscellaneous Provisions.

          (a) Amendments and Waivers. The terms of this letter agreement may be amended or waived only with the written consent of the parties.

          (b) Sole Agreement. Subject to Section 6 above, this letter agreement, including any Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

          (c) Notices. Any notice required or permitted by this letter agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

          (d) Choice of Law. The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Washington, without giving effect to the principles of conflict of laws.

          (e) Severability. If one or more provisions of this letter agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this letter agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          (f) Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          (g) Arbitration. Any dispute or claim arising out of or in connection with this letter agreement will be finally settled by binding arbitration in Seattle, Washington in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

          (h) Survival. The provision of Sections 5, 6 and 7(g) shall survive both the termination of this letter agreement and/or the termination of the Executive's employment with the Company and/or its affiliates.

          (i) Advice of Counsel. EACH PARTY TO THIS LETTER AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS LETTER AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS LETTER AGREEMENT. THIS LETTER AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

                           [Signature Page Follows]
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     The parties have executed this letter agreement the date first written above.


                              DATA CRITICAL CORPORATION:


                              By:        /s/ Michael E. Singer
                                 ---------------------------------------
                              Name:  Michael E. Singer
                              Title: Executive Vice President, Corporate
                                     Development, Chief Financial Officer

                              Address:
                              19820 North Creek Parkway
                              Suite 100
                              Bothell, WA  98011


                              PAUL NICHOLSON


                              Signature:      /s/ Paul Nicholson
                                        --------------------------------
                              Address:

                              12524 Knox
                              Overland Park, KS